Exhibit No. 5

Merger Agreement, dated January 1, 2010

THE SPIN-OFF, CAPITAL REDUCTION AND MERGER REFERRED TO HEREIN INVOLVE THE SECURITIES OF FOREIGN COMPANIES. THE SPIN-OFF, CAPITAL REDUCTION AND MERGER REFERRED TO HEREIN ARE SUBJECT TO DISCLOSURE REQUIREMENTS OF A FOREIGN COUNTRY THAT ARE DIFFERENT FROM THOSE OF THE UNITED STATES. FINANCIAL STATEMENTS AND OTHER FINANCIAL OR ACCOUNTING DATA REFERRED TO IN, OR ENCLOSED WITH, THIS NOTICE, IF ANY, HAVE BEEN PREPARED IN ACCORDANCE WITH FOREIGN ACCOUNTING STANDARDS THAT MAY NOT BE COMPARABLE TO THOSE ACCEPTED IN THE UNITED STATES.

IT MAY BE DIFFICULT FOR YOU TO ENFORCE YOUR RIGHTS AND ANY CLAIM YOU MAY HAVE ARISING UNDER THE FEDERAL SECURITIES LAWS, SINCE EACH OF THE COMPANY, PEGATRON CORPORATION AND PEGATRON INTERNATIONAL INVESTMENT COMPANY, LTD. IS LOCATED IN A FOREIGN COUNTRY, AND SOME OR ALL OF THEIR OFFICERS AND DIRECTORS MAY BE RESIDENTS OF A FOREIGN COUNTRY. YOU MAY NOT BE ABLE TO SUE A FOREIGN COMPANY OR ITS OFFICERS OR DIRECTORS IN A FOREIGN COURT FOR VIOLATIONS OF THE U.S. SECURITIES LAWS. IT MAY BE DIFFICULT TO COMPEL A FOREIGN COMPANY AND ITS AFFILIATES TO SUBJECT THEMSELVES TO A U.S. COURT'S JUDGMENT.

  (Translation – In case of any discrepancy between the Chinese and English versions, the Chinese version shall prevail.)

Merger Agreement

This Agreement is entered into by and between Pegatron Corporation ("Party A"), and Pegatron International Investment Co., Ltd. ("Party B") on January 1, 2010 (the "Agreement").

Whereas, to maximize the efficiency of the own-brand business and dedicated ODM business, ASUSTeK Computer Inc. ("ASUS") is actively undertaking corporate restructuring in hopes of efficiently dividing the businesses and increasing their competitiveness. ASUS plans to spin off and transfer the businesses of the ODM business (refers to ASUS' 100% owned long-term equity investment in Party A) to Party B (the whole arrangement and the associated matters collectively named as the "Spin-off") in accordance with the Enterprise Merger and Acquisition Act, Company Act, and other relevant laws and regulations. The record date of the Spin-off is temporarily set on June 1, 2010 (however, the actual record date of the Spin-off shall be determined by the board of directors of ASUS, and the actual record date of the Spin-off is referred to as the "record date of the Spin-off"). As such, the board of directors of ASUS has on December 11, 2009 resolved the Spin-off Plan and intends to resolve on January 1, 2010 the Spin-off Plan as shown in Appendix 1;

Whereas, both Party A and Party B plan to merge after the Spin-off;

Now, therefore, in consideration of the mutual promises and covenants herein, the parties hereto agree as follows:

Article 1

The parties agree to conduct an absorption type merger between Party A and Party B after the completion of the Spin-off by ASUS in accordance with the relevant laws and the Agreement, whereby Party A will be the surviving company after the merger, and Party B will be the extinguished company after the merger and will dissolve as a result of the merger (the "Merger"). The name of the surviving company after the merger will still be Pegatron Corporation, and the head office will be situated at 5F, No. 76, Ligong Street, Taipei City with the main business area within the Republic of China ("R.O.C."), and branches or offices may be established in suitable locations in and out of this country.

Article 2

The record date of the Merger (the "record date of the Merger") shall be determined by the board of directors of both Party A and Party B; provided that the record date of the Merger shall be after the completion of the Spin-off (i.e. the record date of the Spin-off) and after obtaining the approval of the securities competent authority as to the issuance of new shares from the capital increase due to the merger. From the record date of the Merger, all assets, liabilities listed in the account books of Party B and all of its rights and obligations shall be generally assumed by Party A.

Article 3

On the execution date of the Agreement, the registered capital of Party A is NTD 25,000,000,000, divided into 2,500,000,000 common shares at a par value of NTD 10 per share, and the paid-in capital is NTD 22,860,539,350 divided into 2,286,053,935 common shares at a par value of NTD 10 per share.

On the execution date of the Agreement, the registered capital of Party B is NTD 100,000, divided into 10,000 common shares at a par value of NTD 10 per share, and the paid-in capital is NTD 100,000 divided into 10,000 common shares at a par value of NTD 10 per share.

After the completion of the Spin-off (i.e. the record date of the Spin-off), Party B intends to issue 2,286,063,935 common shares; provided that the total actual amount of shares issued shall still be handled in accordance with the Spin-Off Plan. As such, upon the completion of the Spin-off (i.e. the record date of the Spin-off), the registered capital of Party B will be NTD 22,860,639,350, divided into 2,286,063,935 common shares at a par value of NTD 10 which are all common shares, and the paid-in capital is expected to be NTD 22,860,639,350, divided into 2,286,063,935 common shares at a par value of NTD 10.

Article 4

Both Party A and Party B agree that from the execution date of the Agreement and until the record date of the Merger, except for the issuance of new shares for the Spin-off or the Merger, or unless otherwise stipulated in the Agreement or otherwise agreed in writing by the other party, neither party may issue new shares or provide or distribute dividends or employee bonuses; however, the cash dividends or cash employee bonuses may be provided or distributed upon resolution of the shareholders meeting.

Both Party A and Party B agree that the share exchange ratio for the Merger is determined based on the book value of the business value and amount of assets to be spun off stated in ASUS’ financial statements as of September 30, 2009 as reviewed by the CPA, and the financial statements of Party A as of September 30, 2009 as reviewed by the CPA, with reference to relevant operating performance, prospective business developments, goodwill and other relevant factors. Except for the shares in Party A held by Party B before the record date of the Merger shall be cancelled automatically and with no effect or otherwise stipulated in the Agreement, the shareholders of Party B shall obtain the shares issued by Party A from the capital increase for the merger, at a ratio of one share in exchange for one share of Party A.

Article 5

Party A intends to issue 2,286,063,935 new common shares at a par value of NTD 10 which are all common shares for the share exchange due to the Merger. The paid-in capital of Party A after the Merger shall be NTD 22,860,639,350, divided into 2,286,063,935 common shares, unless amended or adjusted as agreed under the Agreement.

The rights and obligations of the new shares issued by Party A as a result of the capital increase for the Merger shall remain the same as the original shares of Party A. When the shareholders of Party B exchanges for the new shares of Party A, for fractional shares which are less than one share, Party A will round off to a dollar and make a one-time cash payment within 30 days from the record date of the Merger based on its net worth per share as of the record date of the Merger. All fractional shares which are less than one share shall be consolidated into complete shares, and the Chairman of Party A is authorized to seek specific persons to subscribe for these shares at net worth per share.

Article 6

Prior to the record date of the Merger, where either Party A or Party B has any of the following circumstances, such party's board of directors shall negotiate in adjusting the share exchange ratio under Article 5; in such case the number of shares issued and the capital for the capital increase as a result of the merger shall also be adjusted, and in addition, the board of directors shall be authorized to make the necessary adjustments:

1.
Capital increase in cash, issuance of convertible corporate bonds, issuance of bonus shares, issuance of corporate bonds with warrants, preferred shares with warrants, stock warrants, and other equity-type securities.

2.	Taking actions that affects the company's financial conditions or operations, such as a disposition of material assets.

3.	Occurrence of an event that affects the shareholders' equity, such as a major disaster or a major change in technology.

4.	Buyback of the treasury stocks by a party participating in the Merger in accordance with the laws.

5.	An increase or decrease in the number of entities or companies participating in the Merger.

6.
Violation of the representations, warranties, undertakings or agreements stipulated in the Agreement, or the provision of fraudulent or insufficient information resulting in an obvious difference in the value or other matters in calculation of the share exchange ratio.

7.
When there is a need to adjust the aforementioned share exchange ratio as ordered by the relevant competent authorities or in order to obtain the approval of the relevant competent authorities (including the approval for the listing of the surviving company after the Merger and the issuance of new shares for the capital increase due to the Merger).

Article 7

Unless otherwise provided by laws or regulations or in the Agreement, both Party A and Party B agree that the shareholders' equity of either party, regardless of whether there are any changes before the record date of the Merger, will not affect the share exchange ratio stipulated in the aforementioned article.

Article 8

Both Party A and Party B agree that, where a shareholder of either Party A or Party B objects to the matters of the Merger or the Agreement in accordance with the laws and regulations, the shares held by such shareholder shall be bought back in accordance with the laws. The shares bought back by the party shall be handled in the following methods:

1.	The shares bought back by Party B shall be cancelled on the record date of the Merger.

2.
For the shares bought back by Party A, in addition that the shares shall be cancelled on the record date of the Merger and appropriate and necessary adjustments shall be made to the number of new shares issued by Party A for the capital increase as a result of the Merger and the paid-in capital after the merger, Party A has the right to (1) transfer all or part of the shares bought back to the shareholders of extinguished company (i.e. Party B) within the scope allowed by laws and regulations to replace the same number of new shares Party A intended to issue for the share exchange; or (2) sell all or part of the shares bought back within the scope allowed by laws and regulations to any third party at the market value within three years from the date of the buy back. When Party A intends to cancel, transfer to Party B's shareholders or sell to any third party all or part of the shares bought back, the board of directors of Party A shall, within the scope allowed by laws and regulations, be empowered to determine the methods of handling the shares bought back and takes all necessary actions to complete such share transactions or registrations of the amendments.

Article 9

If any provision under the Agreement is held invalid as a result of a conflict with the relevant laws and regulations, only such part of the provision in conflict is invalid and the remaining provisions of the Agreement shall remain in full force and effect. The provision held invalid as a result of conflict with the laws and regulations shall be stipulated in accordance with the relevant laws and regulations or the board of directors shall be authorized to separately negotiate such provision within the legitimate scope.

Where there is a need to amend any provisions under the Agreement as a result of an order by the competent authorities, amendments to the laws and regulations or actual needs, the board of directors is authorized to separately make such amendments in accordance with the order of the competent authorities, the amended laws and regulations or the actual needs.

Article 10

After the resolution of the Merger by the shareholders meeting of both Party A and Party B (if Party A or Party B is a company with a single shareholder, the board of directors shall exercise the duties of the shareholders meeting instead), both parties shall, in accordance with the laws and regulations, make a public announcement and notify each creditor, and shall set forth a period of at least 30 days during which creditors may raise an objection, and appropriate warranty or settlement shall be provided to the objecting creditor based on different circumstances of the debt. After the record date of the Merger, the relevant debts shall be handled in accordance with the Company Act, the Enterprise Merger and Acquisition Act and the relevant laws and regulations.

Article 11

Both Party A and Party B agree that their various financial, business, employee maintenance and management shall remain in good order before the record date of the Merger and may not have any abnormal behavior.

Article 12     Representations and Warranties

The party to the Agreement hereby represents and warrants the following to the other party:

1.
Party A is a company limited by shares duly incorporated and validly existing under the Company Act of the R.O.C., and has obtained the licenses, approvals and other certificates necessary for operating the current business.

2.
Party B is a company limited by shares duly incorporated and validly existing under the Company Act of the R.O.C., and has obtained the licenses, approvals and other certificates necessary for operating the current business.

3.
Both Party A and Party B have completely preserved and accurately recorded based on normal business practice the account books and records required to be preserved under the Company Act and relevant laws and regulations. A copy of the Articles of Incorporation, corporate registration card, business license, relevant licenses, list of directors and supervisors, minutes of the shareholders meeting and board meeting has also been prepared as requested for review by the other party, and such information are true and correct.

4.
The financial statements provided by both Party A and Party B to the other party is prepared in accordance with the generally accepted accounting principles of R.O.C. and properly conveys the financial status of such party as of the date stated on the financial statements.

5.
The execution and performance of the Agreement is not in violation of the current laws and regulations, the judgments, orders or dispositions made by the court or relevant competent authorities, the Articles of Incorporation, or existing agreements, undertakings or other obligations in effect and executed by both Party A and Party B.

6.	The Agreement has been executed by a duly authorized representative of both Party A and Party B and has a binding effect.

7.
In addition to the taxes sufficiently disclosed in the financial statements before the record date of the Merger, the taxes to be reported and paid by both Party A and Party B under the laws has been reported in accordance with the laws, and there is no material delinquent in reporting, omission of the reporting or underreporting of the taxes, non-collection, under-collection or evasion of taxes, or other violation of the relevant taxation laws, orders or explanation rulings.

8.	Apart from the events disclosed by the party, both Party A and Party B has none of the following circumstances:

(a)
Except for those necessary for the daily business operations which have no material effect to the company, any obligations or debts directly or indirectly owed to any party, or any loans from any party, or execution of a monetary loan agreement for a term of more than one year or a loan agreement with any party, or execution of any agreement where the party is to bear guarantee liabilities.

(b)
The party is not involved in any pending litigation, arbitration or other legal proceedings, where the results may have a material detrimental effect to the financial status, business and property of such party.

(c)	Engaging in any transaction outside of normal business which may have a material detrimental effect to the financial status, business and property of such party.

(d)	Other events which may have a detrimental effect to the business and property of such party and is sufficient to affect the assessment of the Merger.

Article 13

Both Party A and Party B agree that the rights and interests of the employees employed before the record date of the Merger shall be safeguarded in accordance with the Enterprise Merger and Acquisition Act and the relevant laws and regulations based on their relevant status of retention, reallocation, dismissal, or retirement.

Article 14

After the merger, the Articles of Incorporation of Party A shall serve as the Articles of Incorporation of the surviving company (as set forth in Appendix 2). If it is necessary to amend the Articles of Incorporation of Party A due to the Merger or the requirement of Party A itself, it shall be amended by resolution of the shareholders meeting of Party A in accordance with the laws (if Party A is a company with a single shareholder, the board of directors shall exercise the duties of the shareholders meeting).

Article 15

Party B agrees to assist in the application for approval of the Merger and other relevant matters in line with the requested schedule and events of Party A according to the relevant laws and regulations.

Article 16

Unless otherwise provided in the Agreement, the fees for the attorneys, CPAs and financial consultants for the Merger and other taxes or expenses incurred from the Merger (including the fees incurred from the special review conducted or the opinion rendered by professionals) shall be borne by both Party A and Party B themselves regardless of whether the Merger takes effect, unless the tax relief or tax exemption provisions apply.

Article 17

The Agreement may be terminated upon written consent of the parties to the Agreement. The termination of the Agreement shall be resolved by the board of directors of both Party A and Party B and shall not require the resolution of the shareholders meeting of both Party A and Party B, provided that the board of directors shall report to the shareholders meeting afterwards.

Article 18

Both Party A and Party B agree that the Agreement may be executed after the resolution of the board meeting, provided that it shall take effect after resolution by the shareholders meeting (if a party is a company with a single shareholder, the board of directors shall exercise the duties of the shareholders meeting instead). The Merger (and the record date of the Merger) may only become effective after the completion of the Spin-off (i.e. the record date of the Spin-off) and after obtaining the approvals of the securities competent authorities in relation to the issuance of new shares by Party A for the capital increase due to the Merger.

Article 19

In the event of a breach of the Agreement by either party, Party A or Party B in default shall be liable for all losses and damages incurred by the other party (including without limitation fees of the attorneys, CPAs and financial consultants).

Article 20

The Agreement shall be governed by the laws of R.O.C. Both Party A and Party B agree that in the event of a dispute arising from the Agreement, it shall be resolved through arbitration by the Arbitration Association of R.O.C. situated in Taipei in accordance with the Arbitration Act.

Article 21

Both Party A and Party B agree that matters not governed under the Agreement shall be handled in accordance with the relevant laws and regulations if the matter is not separately negotiated by both Party A and Party B.

Article 22

The Agreement shall be executed in two counterparts with each of Party A and Party B holding one counterpart.

Pegatron Corporation
Representative: Chen, Zhen-Lai
Address: 5F, No.76, Ligong Street, Beitou District, Taipei City

Pegatron International Investment Co., Ltd.
Representative: Hong, Chong-Ren
Address: No.76, Ligong Street, Beitou District, Taipei City

Appendix 1

  (Translation – In case of any discrepancy between the Chinese and English versions, the Chinese version shall prevail.)

ASUSTeK Computer Inc.

Spin-off Plan

To maximize the efficiency of the own-brand business and dedicated ODM business, ASUSTeK Computer Inc. ("ASUS") is actively undertaking corporate restructuring in hopes of efficiently dividing the businesses and increasing their competitiveness. ASUS plans to spin off relevant businesses of the ODM business (refers to ASUS' 100% owned long-term equity investment in Pegatron Corporation ("Pegatron")) to the Company's wholly-owned subsidiary Pegatron International Investment Co., Ltd. ("Pegatron International", *Chinese name is 和碩國際投資股份有限公司) (the "Spin-off"), whereby Pegatron International will issue new shares to ASUS and all shareholders of ASUS as consideration. The following spin-off plan (the "Spin-off Plan") is produced in accordance with the Enterprise Merger and Acquisition Act, the Company Act and the relevant laws and regulations of the Republic of China:

Article 1:     Method of Spin-off and companies participating in the Spin-off

The Spin-off Plan is for the spin-off and transfer of the relevant businesses of the ODM business (this refers to ASUS' 100% long-term equity investment in Pegatron) by ASUS to the surviving company Pegatron International, whereby Pegatron International will issue new shares to ASUS and all shareholders of ASUS as consideration. It is expected that ASUS will acquire approximately 25% of the equity in Pegatron International and all shareholders of ASUS will in total acquire approximately 75% of the equity in Pegatron International. Pegatron International will, from the record date of the Spin-off, assume 100% of ASUS' equity investment in Pegatron, and ASUS will at the same time reduce capital by the value of the business to be spun off (the "Business Value of the Spin-off").

Companies participating in this Spin-off are as follows:

Spun-off Company: ASUS.
Surviving Company to assume the business: Pegatron International.

Article 2:	The proposed amendment to the Articles of Incorporation of the surviving company assuming the business and the election of directors and supervisors

1.	The proposed amendments to the Articles of Incorporation of the surviving company assuming the business: Please refer to Attachment I.

2.
Election of directors and supervisors: After the Spin-off, the directors and supervisors elected before the record date of the Spin-off by Pegatron International shall serve as the directors and supervisors of Pegatron International.

Article 3:	Business scope, business value, assets and liabilities assigned by the spun-off company

1.   Scope of the business to be transferred for the Spin-off:

(a)	Assets of the long-term equity investment (this refers to ASUS' 100% long-term equity investment in Pegatron) and the relevant ODM business.

(b)
Assets, liabilities, rights and obligations relationship, rights and interests, tax incentives enjoyed by the businesses/properties to be spun-off and assigned which have not yet expired or credited, licenses, approvals and relevant legal relationships, factual relationships and status which are related to the aforementioned long-term equity investment.

2.
Business Value of the Spin-off and the relevant adjustments of shareholders' equity: The estimated value is NTD 92,894,089,000 calculated by subtracting the liabilities from the assets of the Spin-off. However, after deducting the adjustments of shareholders' equity totaling NTD 1,938,844,000, the net Business Value of the Spin-off is NTD 90,955,245,000.

3.	Assets of the Spin-off: The assets of the Spin-off are estimated to be NTD 92,894,089,000 as reflected in Attachment II.

4.
The aforementioned business value of the Spin-off is temporarily based on the book value on ASUS' financial statements as of September 30, 2009 reviewed by the CPA, which shall be adjusted based on the book value of ASUS on record date of the Spin-off.

5.
Where there is a need to adjust the aforementioned scope of the business of the Spin-off (including assets and liabilities), the shareholders' meeting may authorize the board of directors to make the adjustments. The same applies if the business value or the number of shares to be issued by Pegatron International or the issuance price need to be adjusted.

Article 4:	Share exchange ratio in connection with the spin-off and transfer of the business of the spun-off company to the surviving company and the calculation basis

1.
Share exchange ratio: Pursuant to the Business Value of the Spin-off, Pegatron International anticipates to issue 2,286,053,935 new common shares, among which 25% of the common shares totaling 571,513,484 shares will be issued to the Company, and 75% of the common shares totaling 1,714,540,451 shares will be issued to all the shareholders of the Company. That is, Pegatron International will issue common shares to the original shareholders of the Company where each 1,000 shares held by the shareholders of Company (as of the record date of the Spin-off) is expected to be allocated 403.7274 shares of Pegatron International. However, such ratio will still be determined based on the actual number of common shares issued by the Company on the record date of the Spin-off.

2.
Basis of calculation: The aforementioned share exchange ratio is determined based on the pro-forma book value of the assets and liabilities of the business to be spun off assigned on the record date of the Spin-off and the independent professional's fairness opinion on the share exchange ratio for the Spin-off. Please refer to Attachment III for the independent professional's fairness opinion on the share exchange ratio for the Spin-off.

Article 5:
The total number of shares, classes of shares, and amount of shares issued by the surviving company which assumes the business; The total number of shares, classes of shares, and amount of shares acquired by the spun-off company and its shareholders and the requirement of cash payment for fractional shares

1.
Pegatron International has issued 10,000 shares to present, and shall issue a total of 2,286,053,935 common shares at a par value of NTD 10 per share as the consideration for the business assumed. It is anticipated that the total number of common shares issued by Pegatron International after the assumption of business is 2,286,063,935 shares.

2.
On the record date of the Spin-off, ASUS will hold 25% of the shares in Pegatron International, and all shareholders of ASUS will hold a total of 75% of the shares in Pegatron International in proportion to their shareholdings stipulated in the shareholders roster.

3.
Pegatron International shall issue new shares to ASUS and its shareholders on the record date of the Spin-off. Pegatron International shall issue 571,513,484 new common shares to ASUS and shall issue 1,714,540,451 new shares to all shareholders of ASUS on the record date of the Spin-off. For fractional shares which are less than one share, Pegatron International will round off to a dollar and, within 30 days from the record date of the Spin-off, make a one-time cash payment to ASUS and the shareholders of ASUS equal to the net worth per share of Pegatron International on the record date of the Spin-off. In addition, all the fractional shares which are less than one share will be consolidated into full shares, and the Chairman of Pegatron International is authorized to seek specific persons to subscribe for these shares at a cost equal to the net worth per share.

Article 6:	The business value and the assets assigned by the spun-off company, the number of shares issued by the surviving company as consideration for the business assumed, and adjustment to the exchange ratio

For the ratio to exchange the new shares issued by Pegatron International stipulated in the Spin-off Plan, where any of the following circumstances occurs, the shareholders' meeting of ASUS may authorize its board of directors to amend the number of shares to be issued or price per share, and the business value obtained by Pegatron International as a result of the assumption of business shall be adjusted accordingly:

1.
Where there is a need for adjustment due to a significant increase or decrease to the business value as a result of changes to the scope of assets or other reasons on the record date of the Spin-off for the business to be spun off and assigned under the Spin-off Plan.

2.	Where there is a need for other adjustments due to changes to the laws and regulations or rulings of the relevant competent authorities.

Article 7:           Capital Reduction and cancellation of shares of spun-off company

1.
The authorized capital of ASUS is NTD 47,500,000,000, divided into 4,750,000,000 shares, and its paid-in capital is NTD 42,467,774,840, divided into 4,246,777,484 shares, at a par value of NTD 10 per share. For the spin-off of its long-term equity investment to Pegatron International, ASUS intends to reduce its capital by NTD 36,097,608,610 at a capital reduction ratio of approximately 85%. After the Spin-off and capital reduction, the paid-in capital of ASUS will be NTD 6,370,166,230, divided into 637,016,623 shares.

2.
It is expected that 850 shares will be reduced for each 1,000 shares based on the shareholdings of the shareholders set forth in the shareholder roster as of the record date of the Spin-off. However, the actual number of shares reduced for each 1,000 shares will still be determined based on the number of common shares actually issued by the Company on the record date of capital reduction. For fractional shares which are less than one share after the capital reduction, it will be paid in cash to a dollar (it will be rounded off) based on the closing price of the shares of the Company on the first trading date after the capital reduction. The Chairman is authorized to contact and select specific persons to subscribe for such shares.

3.
If there are any changes to the number of outstanding shares of ASUS prior to the capital reduction date, the capital reduction ratio and the amount of capital after capital reduction will be adjusted accordingly, and the board of directors is authorized to handle the matters at full discretion then.

4.
For the aforementioned capital reduction, including but not limited to, as necessary due to changes of the laws and regulations, determinations of the competent authorities or objective factual events, the board of directors shall be authorized to have full discretion to handle the relevant matters.

Article 8:           Repurchase and cancellation of dissenting shareholders' shares

Where a shareholder of ASUS objects to the Spin-off Plan in writing before or during the shareholders' meeting to resolve the Spin-off Plan or objects orally at the meeting with records, and have waived their voting rights, he/she/it may request ASUS to repurchase his/her/its shares, and ASUS shall repurchase the shares held by such dissenting shareholder in accordance with the relevant laws and regulations. The shares so repurchased may, within the scope allowed by laws and regulations, (1) all or part of such repurchased shares may be transferred to other shareholders of the company, (2) the corporate registration be amended accordingly, (3) all or part of such repurchased shares may be sold within three years of the repurchase date based on the market value. Shares not sold within such period will be regarded as shares which have not been issued by the Company and the corporate registration shall be amended accordingly.

Article 9:           Duty to give notice to creditors and public announcement

1.
After the resolution of the Spin-off Plan is approved by the shareholders' meeting of ASUS, ASUS shall notify each creditor of the Spin-off resolution and make a public announcement, and shall set forth a period of at least 30 days during which creditors may raise an objection. If a creditor raises an objection during the given period, ASUS shall handle it in accordance with the relevant laws and regulations.

2.
If the debts owed by ASUS to a creditor who has raised an objection in accordance with the preceding requirement fall within the scope of the Spin-off and assignment under the Spin-off Plan, the board of directors of ASUS is authorized to adjust the business scope, business value, assets and liabilities defined under Article 3. Where there is therefore a need to adjust the exchange ratio or price of the new shares to be issued by the surviving company, it shall be handled in accordance with Article 6.

Article 10:        Rights and obligations and relevant matters after the Spin-off

1.
All ASUS' assets and liabilities of the Spin-off, and all its rights and obligations still in effect as of the record date of the Spin-off shall, from the record date of the Spin-off , be generally assumed by Pegatron International in accordance with the Company Act. ASUS shall cooperate in connection with the necessary relevant procedures.

2.
Apart from the adjustments of shareholders equity relating to the Spin-off, Pegatron International shall, within the scope of capital contribution for the business assumed, be jointly and severally liable with ASUS for ASUS' liabilities existing prior to the record date of the Spin-off in accordance with Article 32(6) of the Enterprise Merger and Acquisition Act. However, the joint and several claims of creditors for the repayment of a debt will expire if it not exercised within two years from the record date of the Spin-off.

Article 11:	Record date of the Spin-off

1.
The record date of the Spin-off shall be determined by the board of directors of ASUS after the Spin-off Plan is resolved by the shareholders' meeting of ASUS and approved by the relevant competent authorities (including the Financial Supervisory Commission of the Executive Yuan and the Taiwan Stock Exchange, etc.). The record date of the Spin-off is temporarily set on June 1, 2010. The board of directors of ASUS is authorized to set the date where there is a need to change the record date of the Spin-off.

2.	ASUS shall, on the record date of the Spin-off, transfer its businesses and assets to be spun off as stipulated in the Spin-off Plan to Pegatron International.

Article 12:	Implementation schedule of the plan, tentative completion date and handling of delay in time

1.
It is expected that the Spin-off Plan will be resolved and passed by the shareholders' meeting convened by ASUS on February 9, 2010; provided that its board of directors may set another date for the shareholders' meeting depending on the actual circumstances.

2.
If there is a delay in the completion of the Spin-off Plan and the tentative implementation schedule, the board of directors of both parties are authorized to, based on the actual circumstances and needs, agree on the date of the board meeting or shareholders' meeting to be convened in accordance with the laws and regulations and other relevant matters. Where it is desired to terminate the Spin-off Plan or the proposed Spin-off, the board of directors of ASUS is authorized with full discretion to handle to the extent permissible under the laws and regulations without requiring prior resolution by the shareholders' meeting; provided that the board of directors shall report to the shareholders' meeting afterwards.

Article 13:	Allocation of taxes and expenses

1.
Unless otherwise provided by the Spin-off Plan, all the taxes and expenses incurred as a result of the execution or performance of the Spin-off Plan shall be shared and borne by both parties on an equal basis, unless such tax or levy is exempted. If the Spin-off Plan does not take effect as it is disapproved at the shareholders' meeting or is disapproved by the relevant competent authorities or does not take effect for other reasons, the attorney fees, accountant fees and relevant expenses incurred shall be borne by ASUS.

2.	ASUS and Pegatron International shall cooperate with each other to obtain the tax incentives relating to this project.

Article 14:	Governing law

The Spin-off Plan shall be construed in accordance with the laws of the Republic of China. In the event of any disputes in relation to the Plan, the Taipei District Court shall be the court of first instance.

Article 15:	Other matters

1.
If any provisions under the Spin-off Plan are held invalid due to violation of the relevant laws and regulations, only the part in violation shall be invalid, and the other provisions shall remain valid. For the provisions held invalid due to violation of the relevant laws and regulations, the board of directors is, to the extent permitted by the laws, authorized by the shareholders' meeting to determine and handle in accordance with relevant laws and regulations.

2.
If any provision of the Spin-off Plan needs to be amended as required by the relevant competent authorities, such provision shall be amended accordingly or by the board of directors of ASUS in accordance with the requirement of the relevant competent authorities.

3.
The Spin-off Plan shall not take effect until it is submitted to and approved by the shareholders' meeting of ASUS. However, if the Spin-off Plan is not approved by the shareholders' meeting or disapproved by the relevant competent authorities, the Spin-off Plan shall be deemed to be void ab initio.

Article 16:

Matters not covered under the Spin-off Plan shall be handled in accordance with the relevant laws and regulations, and the requirements of the competent authorities. In the absence of laws and regulations or rules of the competent authorities, the board of directors is authorized by the shareholders’ meeting of ASUS to handle such matters at full discretion.

Planner:

ASUSTeK Computer Inc.
Representative: Shih, Tsung-Tang

Pegatron International Investment Co., Ltd.
Representative: Tong, Zhi-Xian

Date: January 1, 2010

Attachment I  to Appendix 1

  (Translation – In case of any inconsistencies between the Chinese and English version, the Chinese version shall prevail.)

  Comparison Table for the Articles of Incorporation of Pegatron International Investment Co., Ltd.

After Amendment	Before Amendment	Explanations
Article 5
The authorized capital of the Company is NTD 22,860,639,350, divided into 2,286,063,935 shares, at a par value of NTD 10 per share.
The board of directors is authorized to issue all the shares in one time.

Article 5
The authorized capital of the Company is NTD 100,000, divided into 10,000 shares, at a par value of NTD 10 per share.
The board of directors is authorized to issue all the shares in one time.
The authorized capital of the Company is increased due to the Spin-off.
Article 24 These Articles of Incorporation were adopted on December 25, 2009. The first amendment was made on January 17, 2010.	Article 24 These Articles of Incorporation were adopted on December 25, 2009.	Addition of the amendment date.

Attachment II  to Appendix 1

  (Translation – In case of any inconsistencies between the Chinese and English version, the Chinese version shall prevail.)

ASUSTeK Computer Inc.

Value of Business to Be Spun off and Relevant Adjustments to Shareholders' Equity

September 30, 2009

		In NTD 1,000
Item	Amount

Business value - long-term equity investment in Pegatron	$92,894,089
Adjustments to shareholder's equity:
Capital surplus	53,232
Cumulative translation adjustment	1,212,495
Unrealized gain or loss on valuation	673,397
Net loss not recognized as pension fund	(280)
Subtotal	1,938,844
Business value minus the relevant adjustments to shareholder's equity	$90,955,245

Attachment III  to Appendix 1

  (Translation – In case of any inconsistencies between the Chinese and English version, the Chinese version shall prevail.)

ASUSTeK Computer Inc.

The Independent Expert's Fairness Opinion on the Share Exchange Ratio for the Spin-off

To maximize the efficiency of the own-brand business and dedicated ODM business, ASUSTeK Computer Inc. ("ASUS") is actively undergoing corporate restructuring and professional business division, and plans to spin off the assets and business of the ODM business - 100% owned long-term equity investment in Pegatron Corporation ("Pegatron") to the existing company Pegatron International Investment Co., Ltd. ("Pegatron International", *Chinese name is 和碩國際投資股份有限公司), whereby Pegatron International will issue new shares to ASUS and all shareholders of ASUS as consideration.

1.	Calculation of share exchange ratio of spin-off

The value of the business to be spun off and assigned by ASUS (the "Business Value of the Spin-off") and the issuance price of Pegatron International are explained below:

(a)	The Business Value of the Spin-off

The Business Value of the Spin-off is NTD 92,894,089,000 by reference to the book value of the long-term equity investment – Pegatron as of September 30, 2009 reviewed by the CPA. The Business Value of the Spin-off is detailed below:

Business Value of the Spin-off

Unit: NTD, thousand

Item	Number of Shares	Business Value
Long-Term Equity Investment - Pegatron	2,286,053,935 shares (Note 1)	NTD 92,894,089,000 (Note 2)

Source of information: Provided by ASUS

(Note 1) As of September 30, 2009, Pegatron has 1,884,628,141 common shares as recorded in the financial statements reviewed by KPMG Taiwan. After the ex-right record date for capital increase out of earnings on October 16, 2009, the number of common shares of Pegatron was increased to 2,286,053,935.

(Note 2) Based on the book value of ASUS recorded in the financial statements as of September 30, 2009 reviewed by KPMG Taiwan.

(b)	Determination of the issuance price of Pegatron International

Pegatron International will issue 2,286,053,935 common shares as consideration (among which approximately 25% of Pegatron International's equity totaling 571,513,484 shares will be acquired by ASUS, and approximately 75% of Pegatron International's equity totaling 1,714,540,451 shares will be acquired by all the shareholders of ASUS) for the assumption of the ODM business of ASUS (that is, the long-term equity investment – Pegatron) with a business value of NTD 92,894,089,000.

2.	The fairness of the share exchange ratio for the Spin-off

ASUS will assign the businesses relating to its ODM business through spin-off for general assumption by Pegatron International, and Pegatron International will issue new shares to ASUS and all of its shareholders in accordance with Paragraph 6, Article 4 of the Enterprise Merger and Acquisition Act as consideration for the assumption of the net assets. Hence, the share exchange ratio of both parties is based on the Business Value of the Spin-off as explained below:

(a)	Business Value of the Spin-off

(i)
The main purpose of the spin-off is to implement the business model of dividing between own-brand business and dedicated ODM business, rather than the actual trading of assets and securities. According to the 2002 ruling (Ji-Mi-Zi-No.128) and 2003 rulings (Ji-Mi-Zi-No.106 and 107) of the Accounting Research and Development Foundation, in relation to the accounting treatments for a spin-off, when the enterprise (transferor) assigns its business to another company (transferee) and obtains the equity issued, if the shareholding relative to equity of the transferee acquired by the shareholder of the transferor remains the same, its accounting process shall be as follows: the net value which is the value after subtracting the liabilities from the book value of the original assets, will act as the cost for acquisition of the equity, among which, the par value shall act as the capital stock and the remainder will become capital surplus.

(ii)
As the shareholding relative to the equity of Pegatron International (transferee) acquired by the shareholders of ASUS remains the same, it is reasonable for ASUS to transfer the spun-off assets at a book value of NTD 92,894,089,000 to Pegatron International.

(b)	Equity value of the new shares issued by Pegatron International

According to the ruling of the Ministry of Economic Affairs dated August 1, 2003 (Jing-Shang-Zi-No.09202156990), the adjustment items of shareholders' equity directly related to the spun-off net assets shall be transferred with the spun-off net assets. Hence, the net assets of NTD 92,894,089,000 to be assumed by Pegatron International shall include the adjustment items of shareholders' equity totaling NTD 1,938,844,000 to be transferred with the transferred assets, and the amount after deducting the aforementioned adjustment items of shareholders' equity is NTD 90,955,245,000. Furthermore, Pegatron International plans to issue 2,286,053,935 common shares to ASUS and all of its shareholders as consideration for assuming the relevant business of ASUS's ODM business, and the total business value after assumption is the same as the net equity value after the issuance of new shares. Hence, the share exchange ratio for this spin-off complies with relevant accounting process and is regarded as fair.

3.
In summary, the calculation of the share exchange value and share exchange ratio for the spin-off of businesses relating to the ODM business to Pegatron International is based on the financial statements as of September 30, 2009 reviewed by the CPA. After referring to the rulings of the Accounting Research and Development Foundation, it is assessed that the share exchange value and ratio of the spin-off is fair.

4.
The fairness evaluation of the spin-off is based on the financial reports as of September 30, 2009 reviewed by the CPA. However, the actual spin-off value shall still be based on the book value of ASUS on the record date of the spin-off. If there is a need for adjustment due to material changes to the relevant business value, we will update the opinion based on the most updated information in accordance with the engagement by ASUS.

The information listed in this opinion is provided by ASUS. The CPA has evaluated the share exchange ratio of the spin-off as an independent third person and has not in fact participated in the transaction between both parties and the content planning for the spin-off.

This opinion is only provided to the board of directors and shareholders meeting of ASUS for reference or for reporting to relevant competent authorities, and may not be used for other purposes.

PricewaterhouseCoopers Taiwan

Zeng, Hui-Jin, CPA

Date: December 30, 2009

  (Translation – In case of any inconsistencies between the Chinese and English version, the Chinese version shall prevail.)

Declaration of Independency

To:	ASUSTeK Computer Inc.
Pegatron International Investment Co., Ltd.

The CPA being engaged to issue an expert's opinion on the fairness of the share exchange ratio for the spin-off of ASUSTeK Computer Inc. ("ASUS") has prepared the opinion from an absolute independent position. There is no direct or indirect interest between the spun-off company ASUS, the transferee Pegatron International Investment Co., Ltd. ("Pegatron International") and the CPA which will affect the fairness and independency of the CPA, and the CPA declares as follows:

1.
The CPA does not concurrently undertake any regular work with ASUS, Pegatron International and its affiliates where regular salary is received, such as serving as the responsible person, director, supervisor, manager or employee.

2.	There is no joint investment or enjoyment of interest between the CPA and ASUS, Pegatron International and its affiliates.

3.	The CPA and ASUS and Pegatron International did not execute any agreement in connection with potential audit fees.

4.	There is no violation of other matters which may affect the absolute independency of the CPA.

PricewaterhouseCoopers Taiwan

Zeng, Hui-Jin, CPA

Date: December 30, 2009

Appendix II

  (Translation – In case of any discrepancy between the Chinese and English versions, the Chinese version shall prevail.)

Articles of Incorporation of PEGATRON CORPORATION

CHAPTER I    GENERAL PROVISIONS

Article 1:	This Company is incorporated under the Company Act, with the name of 和碩
聯 合 科 技 股 份 有 限 公 司, and the English name of PEGATRON CORPORATION.

Article 2:	The business scope of the Company is as following:

	1.	CC01101 Restrained Telecom Radio Frequency Equipments and Materials Manufacturing.
	2.	F401021 Restrained Telecom Radio Frequency Equipments and Materials Import.
	3.	All business items that are not prohibited or restricted by laws and regulations, except for those subject to special approval.

Article 3:	The Company has its head office in Taipei City, and the Company may establish branches in and out of this country.

Article 4:	The method of the public announcement of the Company shall be made in accordance with Article 28 of the Company Act.

CHAPTER II    SHARES

Article 5:
The authorized capital of the Company is NTD 25,000,000,000, divided into 2,500,000,000 shares, at a par value of NTD 10 per share. The shares may be issued in installments, and the shares which have not been issued would be authorized to board of directors to issue in installments. The registered capital keeps NTD 2,000,000,000 divided into 200,000,000 shares provided for exercise of the option of stock option certificates, preferred shares with warrants and warrants attached to corporate bonds, which may be issued in installments pursuant to the resolution of board of directors.

Article 6:	The total amount of the investments of the Company is not be subject to the limit of 40% of its paid-in capital as set forth under Article 13 of the Company Act.

Article 7:
Share certificates of the Company shall be in registered form, attached with serial numbers and signed or sealed by at least three directors, and issued after the authentication in accordance with laws. The issued shares may be exempted from printing any share certificate and a consolidated share certificate representing the total number of each issuance may be printed.

Article 8:
The amendment and transfer of shares under the shareholders' register of the Company set out in the preceding Paragraph shall be closed during 30 days prior to the date of an ordinary shareholders' meeting, 15 days prior to the date of an extraordinary shareholders' meeting, or 5 days prior to the record dates for distribution of dividends, bonus or other benefits. After the public issuance of the Company’s shares, the shareholders' register shall be closed during 60 days prior to the date of an ordinary shareholders' meeting, 30 days prior to the date of an extraordinary shareholders' meeting.

Article 9:
For transfer of shares, an application to the Company for amendment to the shareholders' register shall be signed or sealed by the transferor and the transferee. Transfer of shares shall not be set up as a defense against the Company after finishing the transfer process.

Article 10:
In the event of loss of share certificates, the holder of the shares shall formally notify the Company and publicly declare the loss on a newspaper circulating in the  place  where the Company is located for three consecutive days. If no objection was made within thirty (30) days after the third day the declaration was firstly made on newspapers, the shareholder may apply to the Company to reissue the certificates of shares.

CHAPTER III SHAREHOLDER'S MEETING

Article 11:
The  Company's  shareholders'  meeting  shall  be  of  two  types,  ordinary shareholders'  meeting  and  extraordinary  shareholders'  meeting.  Ordinary shareholders' meeting shall be convened once a fiscal year. Extraordinary shareholders' meeting shall be convened when necessary in accordance with the relevant laws and regulations.

Article 12:
When the shareholders meeting was convened by the Board of Directors, the shareholders' meeting shall be presided by the Chairman of the Board of Directors.  If the Chairman is absent, the Chairman may designate one of the directors to act on his/her behalf. Where the Chairman does not designate a proxy, the directors may elect a person among themselves to act as the chairman of the meeting. When the shareholders meeting was convened by other persons who has the convening right, the shareholders' meeting shall be presided by the convener.  When there are two or more conveners, the conveners shall elect among themselves to act as the chairman of the meeting.

Article 13:
When a shareholder for any reasons cannot attend the shareholders' meeting in person, he/she/it may attend the meeting by proxy by executing a power of attorney printed by the Company stating therein the scope of power authorized to the proxy and signed and sealed by such shareholder.

Article 14:	Except in the circumstances set forth in Article 179 of the Company Act where there is no voting right for a share, each shareholder of the Company shall have one vote for each share held.

Article 15:
Unless otherwise specified in the Company Act, resolutions at a shareholders' meeting shall be adopted by a majority vote of the shareholders present in person or through proxy, who represent more than one-half of the total number of voting shares.

Article 16:
If the shareholder of the Company is composed of a sole institutional shareholder, functions of the Company's shareholders' meetings shall be carried out by the Company's board of directors. In that case, all provision in connection with shareholders' meetings herein shall not apply.

CHAPTER IV DIRECTORS, SUPERVISORS AND MANAGERS

Article 17
The Company shall have three (3) to five (5) directors and one (1) to three (3) supervisors. The term of their offices shall be three (3) years. They shall be elected from among persons with full legal capacity by the shareholders’ meeting and may be re-elected for consecutive terms. During the term of their offices, the Company may purchase liability insurance for the directors and supervisors to indemnify the potential liabilities, according to the relevant laws, to be borne by the directors and supervisors when they perform their duties for the Company.

After the public issuance of the Company’s shares, the Company may have independent directors within the aforementioned number of directors and the number of independent directors shall be no less than one-fifth of the total number of directors and shall not be less than two (2). The election of independent directors shall adopt the candidate nomination system, and the shareholders shall elect the independent directors from the list of the candidates of the independent directors. The professional qualifications, shareholdings, restrictions on concurrent position, nomination, and other compliance matters shall be handled in accordance with relevant regulations of the securities authorities.

Article 18:	The board of directors is composed of directors. The functions and responsibilities of the board of directors shall be as follows:

	1.	To determine the business plans,
	2.	To propose distribution of profit or appropriation of losses,
	3.	To propose capital increase or decrease,
	4.	To enact important rules and organizational regulations of the Company,
	5.	To engage and terminate the manager of the Company,
	6.	To determine the establishment and winding-up of branches,
	7.	To produce the budget and the final accounts, and
	8.	To perform other duties authorized by the Company Act or the resolution of the shareholders' meeting(s).

Article 19:
The Chairman will be elected from among directors by a majority vote at a board meeting at which at least two-thirds (2/3) of directors are present. The Chairman shall be the representative of the Company externally.

Article 20:
Board meetings shall be convened by the Chairman unless the Company Act provides otherwise. Unless otherwise provided for in the Company Act, resolutions of the board of directors shall be adopted by a majority of the directors at a meeting attended by a majority of the directors.

Article 21:
The Chairman will preside at the board meetings. In the event that the Chairman is on leave or unable to perform his/her duties, the Chairman shall appoint one director to be the deputy, if the Chairman does not appoint deputy, the deputy shall be the person elected by the directors. The directors shall personally attend the board meeting, and if the directors cannot attend the board meeting for certain reasons, he/she may appoint another director as his/her proxy each time with a power of attorney stating the scope of authority with reference to the subjects to be discussed at the meeting and powers granted; provided that a director may act as the proxy for only one another director. For the directors who live overseas, he/she may appoint other shareholders who live domestically in writing to be his/her deputy to attend the board meeting regularly. The board meeting may be convened via video conference, and the directors who attend the board meeting via video conference shall be deemed to have attended the meeting in person.

Article 21-1:
Convening the board meeting shall be handled in accordance with Article 204 of the Company Act. If the board meeting needs to be convened due to emergency, notice may be made by telephone, fax, or e-mail instead of written notice, and the board meeting may be convened at any time.

Article 22:	The power and duties of supervisors are as follows:

	1.	To audit the financial status of the Company,
	2.	To audit the accounting books and documents of the Company,
	3.	To inquire about the business of the Company,

4.	To approve the budget and the final accounts,
5.	To review the proposal of distribution of profit or appropriation of losses, and
6.	To perform other duties authorized by the Company Act.

Article 23:
The board of directors is authorized to determine the remuneration of directors and supervisor taking into account their participation in the Company's business and  their  contribution  value,  and  domestic  and  overseas  industry  standards.
Furthermore, if the director of the Company holds any position in the Company, in addition to the remuneration distributed pursuant to Article 28 hereof, monthly payment  of  salary  based  on  the  standard  of  general  managers  may  also  be granted.

Article 24:	The Company may have various managers. The appointment, discharge and the remuneration of the managers shall be handled in accordance with Article 29 of the Company Act.

CHAPTER V ACCOUNTING

Article 25:	The fiscal year of the Company commences from January 1 to December 31. Final accounts shall be handled at the end of each fiscal year.

Article 26:	After the end of each fiscal year, the board of directors shall produce the following documents and statements for the supervisor to review 30 days before the ordinary shareholders' meeting is convened, and then submit the same and the supervisor's report to the ordinary shareholders' meeting for recognition:

1.	Business Report,
2.	Financial Statements, and
3.	Proposal for distribution of profit or appropriation of losses.

Article 27:	The distribution of dividend and profit shall be based on the shareholding of each shareholder. If the Company does not have any earnings, no dividend or profit may be distributed.

Article 28:	When it is determined that the Company has earnings for a fiscal year, , the earnings shall firstly be appropriated to profit-seeking enterprise tax payable, and make up the losses of previous years. Then, the Company shall provide 10% of the remaining earnings as the legal reserve if there is any remaining amount, unless such legal reserve has amounted to the total capital, and then set aside the special reserve in accordance with the requirements under the laws and regulations or of the competent authorities. Should there be any residual, it shall be distributed according to the following sequence:

1.
At least 10% of the remaining amount shall be allocated as employee bonus, which may be paid in cash or in the form of shares. Where the employee bonus is distributed in the form of shares, qualified employees of the subordinate companies may be included. The qualification shall be determined by the board of directors.

2.	At most 1% of the remaining amount shall be allocated as directors' and supervisors' remuneration.
3.
The remaining may then be distributed after the board of directors has made proposal of earnings distribution pursuant to the dividend policy under Article 28-1 hereof, and the shareholders' meeting has resolved the same.

Article 28-1:	The distribution of the dividends of the Company will coordinate with the surplus of that year based on the principle of stabilization. Due to the Industry of the company changes instantly and considering the future financing requirement and the long term business plan, the company takes a balance dividend policy. If the Company would set aside cash dividend, it would be at least ten percent (10%) of the total dividend in the shareholders bonus to be distributed under Article 28.

Article 29:
The distribution of the dividends to shareholders would be limited to the shareholders recorded in the shareholders' register 5 days prior to the record date for distribution of dividends and bonus as determined.

ARTICLE VI    SUPPLEMENTARY PROVISIONS

Article 30:	The Company may provide guarantee as necessary for the business.

Article 31:	The organizational rules and operating rules of the Company shall be enacted separately.

Article 32:	If there is any matter not covered herein, the Company Act and the relevant laws and regulations shall govern.

Article 33:
This Articles of Incorporation was established on June 21, 2007 by consent of all promoters in the promoters' meeting. The first amendment to the Articles of Incorporation was made on July 2, 2007. The second amendment to the Articles of Incorporation was made on September 7, 2007. The third amendment to the Articles of Incorporation was made on September 29, 2007. The forth amendment to the Articles of Incorporation was made on October 30, 2007. The fifth amendment to the Articles of Incorporation was made on April 24, 2008. The sixth amendment to the Articles of Incorporation was made on June 30, 2009.

Pegatron Corporation
Chairman: Tong, Zhi-Xian